Mantyla McReynolds LLC

The CPA. Never Underestimate The Value.K

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 27, 2007, on the balance sheet of YaFarm Technologies, Inc. as of December 31, 2006 and the related statements of operations, stockholders’ equity and cash flows for the years ended December 31, 2006 and 2005 in the Registration Statement on Form SB-2/A Fourth Amendment of YaFarm Technologies, Inc.

Mantyla McReynolds, LLC

Salt Lake City, Utah
July 26 2007

 5872 South 900 East, Suite 250•Salt Lake City, Utah 84121•(801) 269-1818•Fax (801) 266-3481